EX. 16.1

October 25, 2007

U.S. Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

Dear Sir/Madam:

We have read the statements set forth by Sound Worldwide Holdings, Inc. (formerly, Freedom 3, Inc.) (the “Company”) in the Registration Statement on Form 10SB regarding the dismissal of Conner & Associates, PC on October 25, 2007, as the Company’s independent auditors, which statements are being filed with the U.S. Securities and Exchange Commission in the Company’s Registration Statement on Form 10SB, and we are in agreement with the statements contained herein.

Very truly yours,

/s/ CONNER & ASSOCIATES, PC